Exhibit 3.1

SUNSTONE HOTEL INVESTORS, INC.

FIRST AMENDMENT TO THE AMENDED AND RESTATED BYLAWS

THIS FIRST AMENDMENT, to the Amended and Restated Bylaws (the “Bylaws”) of Sunstone Hotel Investors, Inc., a Maryland corporation (the “Corporation”), was adopted and approved by the Board of Directors of the Corporation on March 19, 2012. In accordance with Article XIV of the Bylaws, this First Amendment is effective as of March 19, 2012.

Article II, Section 2.7 of the Bylaws is hereby deleted in its entirety and the following is hereby substituted therefor:

Section 2.7 Voting. Unless the charter of the Corporation provides otherwise, directors shall be elected by the vote of a majority of the votes cast with respect to the election of directors at a duly called meeting of stockholders at which a quorum is present; provided that if the election is contested, directors shall be elected by a plurality of the votes cast at a duly called meeting of stockholders at which a quorum is present. Each share may be voted for as many individuals as there are directors to be elected and for whose election the share is entitled to be voted. For purposes of this Section, a majority of the votes cast means that the number of shares voted “for” a nominee must exceed the number of votes cast “against” or “withheld” with respect to that nominee. An election shall be considered contested if, as of the date of the proxy statement for the meeting of stockholders at which directors are to be elected, there are more nominees for election than the number of directors to be elected. A majority of the votes cast at a meeting of stockholders duly called and at which a quorum is present shall be sufficient to approve any other matter which may properly come before the meeting, unless more than a majority of the votes cast is required by statute or by the charter of the Corporation. Unless otherwise provided by statute or by the charter, each outstanding share, regardless of class, shall be entitled to one vote on each matter submitted to a vote at a meeting of stockholders. Voting on any question or in any election may be viva voce unless the chairman of the meeting shall order that voting be by ballot or otherwise.